Item 77(c)
At a special meeting of shareholders of all series of Virtus
Alternative Solutions Trust (the "Trust"), held on October 20,
2016, shareholders of the Trust voted on the following proposal:



Proposal 1.

To elect eight Trustees to serve on the Board of Trustees until their successors have been duly elected and qualified or until their earlier death, resignation, retirement or removal.

Number of Eligible Votes:

FOR                AGAINST/WITHHOLD       ABSTAIN

Thomas J. Brown
226,688,500.178     373,418.820             0

Donald C. Burke
226,604,516.228     457,402.770             0

Roger A. Gelfenbien
226,688,500.178     373,418.820             0

John R. Mallin
226,638,764.078      423,154.920          0

Hassell H. McClellan
226,688,500.178        373,418.820         0

Geraldine M. McNamara
226,638,764.078       423,154.920          0

Richard E. Segerson
226,688,500.178       373,418.820          0

Ferdinand L.J. Verdonck
226,604,516.228        457,402.770          0

Shareholders of the Trust voted to approve the above proposal.